Exhibit 99.1

Multi-Color Corporation Announces

Results for Second Quarter of Fiscal Year 2012

CINCINNATI, OHIO, November 8, 2011 – Multi-Color Corporation (NASDAQ: LABL) today announced second quarter increases in net revenues and gross profit.

“We are pleased that our North American and Asia Pacific revenues and operating profits were up for the September quarter over last year. These were somewhat offset by additional costs incurred for extra capacity in Europe and Latin America in the quarter as we geared up for market share growth in these regions,” said Nigel Vinecombe, President and CEO of Multi-Color Corporation.

Second quarter highlights included:

•

Net revenues increased 13% to $102.6 million from $90.6 million compared to the three months ended September 30, 2010. Net revenues increased 10% or $9 million in the three months ending September 30, 2011 due to acquisitions and start-ups that occurred after September 30, 2010. The remaining increase was due to a 5% favorable impact of foreign exchange rates primarily driven by the strengthening Australian dollar and Euro partially offset by a 2% decline in sales volumes.

•

Gross profit increased $2.7 million or 14% compared to the three months ended September 30, 2010. Adjusted for special items in the prior year quarter, gross profit increased $2.2 million or 12%. Acquisitions and start-ups occurring after September 30, 2010 contributed 5% to the adjusted gross profit increase. The remaining 7% increase was due to the impact of favorable foreign exchange rates and improved operating efficiencies. Gross margins, adjusted for special items, were 21% of sales revenues for the three months ended September 30, 2011 and 2010.

•

Selling, general and administrative (SG&A) expenses increased $2.6 million or 33% compared to the three months ended September 30, 2010 due the impact of new acquisitions of $1.1 million, higher acquisition related expenses of $1.4 million and the impact of foreign exchange rates of $0.3 million. Adjusted for special items, SG&A expenses increased by 22% and as a percent of sales, increased from 7.9% to 8.5% compared to the prior year quarter primarily due to the impact of new acquisitions mentioned above. Special items included in SG&A expenses in the second quarter of fiscal 2012 consisted of $1.9 million of acquisition related expenses. Special items included in SG&A expenses in the second quarter of fiscal 2011 consisted of $0.4 million in severance and accelerated stock compensation charges and $0.4 million in acquisition related expenses.

•

Operating income was steady at $10.5 million compared to the three months ended September 30, 2010. Adjusted for special items, operating income increased 6% to $12.4 million from $11.7 million. The increase is due to the impact of favorable foreign exchange rates and improved operating efficiencies partially offset by lower sales volumes. The new acquisitions and start-ups did not have a significant impact on operating income when comparing the three months ended September 30, 2011 to the three months ended September 30, 2010.

•

Interest expense increased $0.5 million or 23% compared to the three months ended September 30, 2010 due to a special charge of $0.5 million to write-off deferred financing fees in conjunction with the debt modification to the Company’s credit facility related to the York Label Group acquisition. Adjusted for special charges, interest expense decreased 1% compared to the prior year quarter due primarily to higher interest expense in the prior year quarter related to present value adjustments of various lease and other liabilities partially offset by an increase in debt borrowings to finance acquisitions and the impact of foreign exchange rates.

•

The effective tax rate was 39% for the second quarter of fiscal 2012 compared to 32% in the prior year quarter due primarily to acquisition costs incurred in fiscal 2012 that are not deductible for tax purposes, higher income mix in domestic jurisdictions and a revision to our estimated annual effective tax rate. The Company expects its annual effective tax rate, excluding the impact of the acquisition of York Label Group, to be approximately 31% in fiscal year 2012 due to expected discrete tax benefits to be recognized in the third and fourth quarters of fiscal 2012.

•

Diluted earnings per share (EPS) decreased to $0.35 cents per diluted share from $0.43 cents in the three months ended September 30, 2010. Excluding the impact of the special items noted below, adjusted EPS increased to $0.50 cents per diluted share from $0.49 cents in the prior year quarter. Net income attributable to Multi-Color Corporation decreased to $4.8 million from $5.8 million in the prior year quarter. Adjusted for special items, net income attributable to Multi-Color Corporation increased to $6.8 million from $6.6 million in the prior year quarter.

•

On October 3, 2011, Multi-Color Corporation acquired 100% of the shares of York Label Group and their joint venture in Chile for $356 million in stock and cash, less net debt. York Label Group is a home & personal care, food & beverage, wine & spirit and healthcare label printing company headquartered in Omaha, Nebraska. York Label Group had revenues of approximately $240 million in 2010.

The following table shows adjustments made to Net Income Attributable to Multi-Color Corporation and Diluted EPS between reported GAAP and Non-GAAP results for the three months ending September 30, 2011 and 2010. For a reconciliation of adjustments made to Gross Profit, SG&A expenses, Operating Income and Interest Expense between reported GAAP and Non-GAAP results, see the tables in Exhibit B:

	Three Months Ended
	9/30/11 (in 000’s)	EPS	9/30/10 (in 000’s)	EPS
Net Income Attributable to Multi-Color Corporation and EPS, as reported	$4,759	$0.35	$5,752	$0.43

Acquisition Expense, Net of Tax	1,696	0.13	300	0.02

Severance and Accelerated Stock Compensation Expense, Net of Tax	—	—	264	0.02

Deferred Financing Fee Charge, Net of Tax	300	0.02	—	—

Inventory Purchase Accounting Charge, Net of Tax	—	—	289	0.02

Adjusted Net Income Attributable to Multi-Color Corporation and EPS, (Non-GAAP)	$6,755	$0.50	$6,605	$0.49

Nigel Vinecombe said, “Our new operation in Poland made a better than expected start in the first quarter as part of MCC in terms of revenues and operating profit. We remain optimistic about this foothold in Central and Eastern Europe.”

Year-to-date highlights included:

•

Net revenues increased 23% to $203.3 million from $164.8 million compared to the six months ended September 30, 2010. Net revenues increased 19% or $30.7 million in the six months ending September 30, 2011 due to acquisitions and start-ups occurring after the beginning of the prior year period. In addition, net revenues increased due to a 4% favorable impact of foreign exchange rates primarily driven by the strengthening Australian dollar and Euro and a 1% favorable pricing and mix impact, partially offset by a 1% decline in sales volumes.

•

Gross profit increased $9.9 million or 30% compared to the six months ended September 30, 2010. Adjusted for special items in the prior year, gross profit increased $9.4 million or 28%. Acquisitions and start-ups occurring after the beginning of the prior year period contributed 16% to the adjusted gross profit increase. The remaining 12% increase was due to the impact of favorable foreign exchange rates, the impact of favorable pricing and mix and improved operating efficiencies. Gross margins, adjusted for special items, were 21% of sales revenues for the six months ended September 30, 2011 and 2010.

•

Selling, general and administrative (SG&A) expenses increased $2.3 million or 14% compared to the six months ended September 30, 2010 due primarily to the impact of new acquisitions of $3 million, higher acquisition related expenses of $1 million and the impact of foreign exchange rates of $0.6 million. Adjusted for special items, SG&A expenses increased by 21%, but as a percent of sales, decreased from 8.3% to 8.2% compared to the prior year primarily due to the impact of new acquisitions mentioned above. Special items included in SG&A expenses in the six months ended September 30, 2011 consisted of $2 million of acquisition related expenses. Special items included in SG&A expenses in the six months ended September 30, 2010 consisted of $1.7 million in severance and accelerated stock compensation charges and $1 million in acquisition related expenses.

•

Operating income increased $7.6 million or 45% compared to the six months ended September 30, 2010. Adjusted for special items, operating income increased 32% to $26.6 million from $20.1 million. Acquisitions and start-ups occurring after the beginning of the prior year period contributed 12% to the adjusted operating income increase. The remaining increase is due to the impact of favorable foreign exchange rates, favorable pricing impact, improved operating efficiencies and other cost decreases.

•

Interest expense increased 32% compared to the six months ended September 30, 2010. Adjusted for special items, interest expense increased 17% compared to the prior year period. The special charge of $0.5 million is a write-off deferred financing fees in conjunction with the debt modification to the Company’s credit facility related to the York Label Group acquisition in the current quarter. The remaining increase is due primarily to an increase in debt borrowings to finance acquisitions and the impact of foreign exchange rates partially offset by higher interest expense in the prior year related to present value adjustments of various lease and other liabilities.

•

The effective tax rate was 33% for the six months ending September 30, 2011 compared to 32% in the comparable prior year period due primarily to acquisition costs incurred in fiscal 2012 that are not deductible for tax purposes and higher income mix in domestic jurisdictions partially offset by the impact of a new tax structure related to our new foreign operations and certain discrete tax benefits recorded in the first quarter of fiscal 2012. The Company expects its annual effective tax rate, excluding the impact of the acquisition of York Label Group, to be approximately 31% in fiscal year 2012 due to expected discrete tax benefits to be recognized in the third and fourth quarters of fiscal 2012.

•	Diluted earnings per share (EPS) increased to $1.01 per diluted share from $0.74 cents in the six months ended September 30, 2010. Excluding the impact of the special items noted below,

adjusted EPS increased 29% to $1.16 per diluted share from $0.90 cents. Net income attributable to Multi-Color Corporation increased to $13.6 million from $9.5 million in the prior year period. Adjusted for special items, net income attributable to Multi-Color Corporation increased to $15.7 million from $11.6 million in the prior year period.

The following table shows adjustments made to Net Income Attributable to Multi-Color Corporation and Diluted EPS between reported GAAP and Non-GAAP results for the six months ending September 30, 2011 and 2010. For a reconciliation of adjustments made to Gross Profit, SG&A expenses, Operating Income and Interest Expense between reported GAAP and Non-GAAP results, see the tables in Exhibit B:

	Six Months Ended
	9/30/11 (in 000’s)	EPS	9/30/10 (in 000’s)	EPS
Net Income Attributable to Multi-Color Corporation and EPS, as reported	$13,648	$1.01	$9,497	$0.74

Acquisition Expense, Net of Tax	1,767	0.13	668	0.05

Severance and Accelerated Stock Compensation Expense, Net of Tax	—	—	1,138	0.09

Deferred Financing Fee Charge, Net of Tax	300	0.02	—	—

Inventory Purchase Accounting Charge, Net of Tax	—	—	289	0.02

Adjusted Net Income Attributable to Multi-Color Corporation and EPS, (Non-GAAP)	$15,715	$1.16	$11,592	$0.90

Nigel Vinecombe said, “The York Label Group acquisition closed on October 3, 2011. The additional $240 million annual revenues gives us greater scale in our chosen markets of Home & Personal Care, Food & Beverage and Wine & Spirit labels. This scale gives us stability, diversity and competitive advantages that should enable us to sustain current or higher operating profit to sales ratio post integration. We have already restructured the senior management and sales teams, reducing future costs by several million dollars annually. In addition, procurement savings and operating efficiencies should deliver several more millions of dollars of savings over the next twelve months.”

Fiscal Year 2012 Second Quarter Earnings Conference Call and Webcast

The Company will hold a conference call on November 8, 2011 at 11:00 a.m. (ET) to discuss the news release. For domestic access to the conference call, please dial 1-888-680-0893 (participant code 80077038) or for international access, please dial 1-617-213-4859 (participant code 80077038) by 10:45 a.m. (ET). A replay of the conference call will be available at 2:00 p.m. (ET) on November 8, 2011 through 11:59 p.m. (ET) on November 15, 2011 by calling 1-888-286-8010 (participant code 28821541) or for international access, please call 1-617-801-6888 (participant code 28821541). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at www.mcclabel.com. Listeners should go to the website prior to the call to register and to download any necessary audio software.

Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PTP9QRXXG (Due to its length, this URL may need to be copied/pasted into your Internet browser’s address field. Remove the extra space if one exists). Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operation upon connection.

The webcast is also being distributed over the Thomson Reuters’ Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson Reuters’ individual investor center at http://www.fulldisclosure.com or by visiting any of the investor sites in Thomson Reuters’ Individual Investor Network. Institutional investors can access the call via Thomson Reuters’ password-protected event management site, StreetEvents (http://www.streetevents.com).

Safe Harbor Statement

The Company believes certain statements contained in this report that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Any forward-looking statement speaks only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation, factors discussed in conjunction with a forward-looking statement; changes in general economic and business conditions; the ability to consummate and successfully integrate acquisitions; ability to recognize the benefits of acquisitions, including potential synergies and cost savings; failure of an acquisition or acquired company to achieve its plans and objectives generally; risk that proposed or consummated acquisitions may disrupt operations or pose difficulties in employee retention or otherwise affect financial or operating results; ability to manage foreign operations; currency exchange rate fluctuations; the success and financial condition of the Company’s significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; the Company’s ability to maintain an effective system of internal control; availability, terms and development of capital and credit; cost and price changes; raw material cost pressures; availability of raw materials; ability to pass raw material cost increases to its customers; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations, legal proceedings and developments; risk associated with significant leverage; increases in general interest rate levels affecting the Company’s interest costs; ability to manage global political uncertainty; and terrorism and political unrest. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Multi-Color (http://www.mcclabel.com)

Cincinnati, Ohio, U.S.A. based Multi-Color Corporation (MCC), established in 1916, is a leader in global label solutions supporting a number of the world’s most prominent brands including leading producers of home and personal care, wine and spirit, food and beverage and specialty consumer products. MCC serves international brand owners in North, Central and South America, Europe, Australia, New Zealand, South Africa and China with a comprehensive range of the latest label technologies in Pressure Sensitive, Cut and Stack, In-Mold, Shrink Sleeve and Heat Transfer. MCC employs approximately 2,700 associates across 29 operations globally and is a public company trading on the NASDAQ Global Select Market Exchange (company symbol: LABL).

For additional information on Multi-Color, please visit http://www.mcclabel.com.

#

Exhibit A

Multi-Color Corporation

Condensed Consolidated Statements of Income

(in 000’s except per share data)

Unaudited

	Three Months Ended		Six Months Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Net Revenues	$102,626	$90,624	$203,261	$164,770
Cost of Revenues	81,559	72,221	159,999	131,379

Gross Profit	21,067	18,403	43,262	33,391
Gross Margin	21%	20%	21%	20%
Selling, General & Administrative	10,573	7,953	18,592	16,333

Operating Income	10,494	10,450	24,670	17,058

Interest Expense	2,522	2,048	4,286	3,256
Other (Income) Expense	145	(39)	95	(83)

Income before Taxes	7,827	8,441	20,289	13,885
Income Tax Expense	3,082	2,689	6,673	4,388

Net Income	4,745	5,752	13,616	9,497
Income Attributable to Non-controlling Interests	14	—	32	—

Net Income Attributable to Multi-Color Corporation	$4,759	$5,752	$13,648	$9,497

Basic Earnings Per Share	$0.36	$0.44	$1.03	$0.75
Diluted Earnings Per Share	$0.35	$0.43	$1.01	$0.74

Basic Shares Outstanding	13,308	13,217	13,302	12,733
Diluted Shares Outstanding	13,567	13,337	13,541	12,837

Selected Balance Sheet Information

(in 000’s)

Unaudited

	September 30, 2011	March 31, 2011
Current Assets	$110,281	$102,628
Total Assets	$429,348	$411,829
Current Liabilities	$68,939	$72,271
Total Liabilities	$239,869	$220,003
Stockholders’ Equity	$189,479	$191,826
Total Debt	$150,794	$127,331

Certain prior year amounts have been reclassified to conform to current year reporting.

Exhibit B

Non-GAAP Measurements: The Company reports its financial results in accordance with generally accepted accounting principles in the U.S. (GAAP). In order to provide investors with additional information and meaningful year-over-year comparisons of the Company’s financial results, the Company reports certain Non-GAAP financial measurements as defined by the Securities and Exchange Commission.

The following tables show adjustments made to Gross Profit, Operating Income, SG&A expenses and Interest Expense between reported GAAP and Non-GAAP results for the three and six months ended September 30, 2011 and 2010:

	Three Months Ended		Six Months Ended
	9/30/11 (in 000’s)	9/30/10 (in 000’s)	9/30/11 (in 000’s)	9/30/10 (in 000’s)
Gross Profit, as reported	$21,067	$18,403	$43,262	$33,391
Inventory Purchase Accounting Charge	—	424	—	424

Adjusted Gross Profit, (Non-GAAP)	$21,067	$18,827	$43,262	$33,815

Adjusted Gross Profit, (Non-GAAP) as a % of Revenues	20.5%	20.8%	21.3%	20.5%

	Three Months Ended		Six Months Ended
	9/30/11 (in 000’s)	9/30/10 (in 000’s)	9/30/11 (in 000’s)	9/30/10 (in 000’s)
Operating Income, as reported	$10,494	$10,450	$24,670	$17,058
Acquisition Expense	1,876	440	1,976	975
Severance and Accelerated Stock Compensation Expense	—	388	—	1,658
Inventory Purchase Accounting Charge	—	424	—	424

Adjusted Operating Income, (Non-GAAP)	$12,370	$11,702	$26,646	$20,115

Adjusted Operating Income, as a % of Revenues (Non-GAAP)	12.1%	12.9%	13.1%	12.2%

	Three Months Ended		Six Months Ended
	9/30/11 (in 000’s)	9/30/10 (in 000’s)	9/30/11 (in 000’s)	9/30/10 (in 000’s)
SG&A Expenses, as reported	$10,573	$7,953	$18,592	$16,333
Severance and Accelerated Stock Compensation Expense	—	388	—	1,658
Acquisition Expense	1,876	440	1,976	975

Adjusted SG&A Expenses, (Non-GAAP)	$8,697	$7,125	$16,616	$13,700

Adjusted SG&A Expenses, as a % of Revenues, (Non-GAAP)	8.5%	7.9%	8.2%	8.3%

	Three Months Ended		Six Months Ended
	9/30/11 (in 000’s)	9/30/10 (in 000’s)	9/30/11 (in 000’s)	9/30/10 (in 000’s)
Interest Expense, as reported	$2,522	$2,048	$4,286	$3,256

Deferred Financing Fee Charge	490	—	490	—

Adjusted Interest Expense, (Non-GAAP)	$2,032	$2,048	$3,796	$3,256

For more information, please contact: Sharon E. Birkett

Vice president and Chief Financial Officer

Multi-Color Corporation, (513) 345-5311